Exhibit 99.1

ProPetro Adopts Short-Term Stockholder Rights Plan

MIDLAND, TX, April 14, 2020 (Businesswire) – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced that its Board of Directors (the “Board”) has approved the adoption of a short-term (less than one-year) stockholder rights plan (the “Rights Plan”) to protect stockholder interests and maximize sustained value for all stockholders.

The Rights Plan is intended to enable the Company’s stockholders to realize the long-term value of their investment, ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against tactics to gain control of the Company without paying all stockholders an appropriate premium for that control. The Rights Plan applies equally to all current and future stockholders and is not intended to deter offers that are fair and otherwise in the best interest of the Company’s stockholders.

In adopting the Rights Plan, the Board has taken note of the substantial impacts of the COVID-19 pandemic, including the dramatic drop in worldwide oil consumption and demand and the oil supply shock, which have together had a very negative effect on oil prices and oilfield service activity. The Board also has noted the increased volume and volatility in the trading of the Company’s common stock. The Board believes that the current trading price of the Company’s common stock does not reflect the Company’s long-term value and that the Rights Plan will help promote the fair and equal treatment of all ProPetro stockholders and ensure that the Board remains in the best position to discharge its fiduciary duties to the Company and its stockholders.

The Rights Plan is similar to plans adopted by other publicly held companies. The Rights Plan provides for the issuance of one right for each outstanding share of the Company’s common stock held by stockholders of record on April 24, 2020. In general, the rights will become exercisable only if a person or group acquires beneficial ownership of 10% (or 20% in the case of certain passive investors) or more of the Company’s outstanding common stock (including shares that are synthetically owned pursuant to derivative transactions or ownership of derivative securities) or announces a tender or exchange offer that would result in such ownership. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or the Company may exchange each right held by such holders for one share of common stock. If a stockholder beneficially owns 10% or more of the Company’s common stock at the time of the adoption of the Rights Plan, such stockholder’s ownership will be grandfathered, but the rights would become exercisable if such stockholder subsequently increases its ownership by one share.

The Rights Plan has a term of less than one year, expiring on March 31, 2021. The Rights Plan may also be terminated, or the rights may be redeemed, prior to the scheduled expiration of the Rights Plan under certain other circumstances.

Additional details regarding the Rights Plan will be contained in a Current Report on Form 8-K filed today by the Company with the U.S. Securities and Exchange Commission (“SEC”).

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of and steep decline in oil prices that began in the first quarter 2020, the operational disruption and market volatility resulting from the COVID-19 pandemic and the factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to the audit committee’s internal review, the stockholder litigation and the SEC investigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Chief Strategy and Administrative Officer
sam.sledge@propetroservices.com

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